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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 10, 2001


                                  ASTRALIS LTD.
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             (Exact name of registrant as specified in its charter)


        Delaware                    000-30997                  84-1508866
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(State or other jurisdiction   (Commission File Number)     (I.R.S. Employer of
incorporation or organization)                               Identification No.)


            135 Columbia Turnpike, Suite 301, Florham Park, NJ 07932
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                    (Address of principal executive offices)


                                 (973) 377-8008
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              (Registrant's telephone number, including area code)


                    formerly, Astralis Pharmaceuticals, Ltd.
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        (Former name or former address, if changed since last report.)


Item 5. Other Matters

         On December 10, 2001, Astralis Ltd., an emerging biotechnology company based in New Jersey, (the "Company"), completed the sale of 1,000,000 shares of its Series A Convertible Preferred Stock, $.001 par value per share, at a purchase price of $10.00 per share, or an aggregate purchase price of US $10,000,000, pursuant to the terms of a Purchase Agreement dated as of December 10, 2001 with SkyePharma PLC, a corporation organized under the laws of England and Wales ("SkyePharma"). Pursuant to the Purchase Agreement, SkyePharma will make a total equity investment in the Company of up to $US 20 million. The remaining US $10 million investment, which will involve the sale of up to an additional 1,000,000 shares of Series A Convertible Preferred Stock, will be made at times and in amounts depending upon, among other conditions, the date of filing by the Company of its Investigational New Drug ("IND") application with the United States Food and Drug Administration (the "USFDA"). In addition to other rights under the Purchase Agreement, SkyePharma, as the holder of shares of Series A Convertible Preferred Stock, holds the exclusive right to elect one member of the Company's Board of Directors. Pursuant to the Purchase Agreement, certain officers and directors of the Company holding an aggregate of 67.33% of the outstanding Common Stock of the Company executed a Stockholders Agreement with SkyePharma, whereby each stockholder agreed to vote its shares of Common Stock to elect the independent directors nominated by the Board of Directors to the Board of Directors and, once SkyePharma no longer owns its Series A Convertible Preferred Stock, to elect a nominee nominated by SkyePharma to the Board of Directors.


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         In a separate transaction, the Company and SkyePharma entered into two agreements concerning the formulation and development of the Company's novel injectable vaccine therapy, Psoraxine(TM), for the treatment of all forms of psoriasis, a chronic skin disorder. Psoraxine(TM), developed by the Company's Chairman Dr. Jose Antonio O'Daly MD, PhD, is a protein that stimulates cells from the patient's immune system to reverse the inflammatory process responsible for psoriasis symptoms. Under the terms of a technology access agreement, SkyePharma will receive from the Company a US$5 million license fee, which will be recognized as revenue over the lifetime of the contract, for access to DepoFoam and other relevant drug delivery technologies. In addition, through a service agreement, SkyePharma will provide all development, manufacturing, pre-clinical and clinical development services for second generation Psoraxine(TM), up to the completion of Phase II clinical studies. On completion of Phase II studies, the Company will offer SkyePharma the option to acquire the worldwide licensing and distribution rights to Psoraxine(TM). If SkyePharma does not exercise the option, the Company will seek a marketing partner to fund Phase III clinical studies and to provide a sales and marketing infrastructure. It is anticipated that an IND application to start Phase I-B clinical studies will be filed with the USFDA in the first half of 2002.

         Prior to the closing of the $10 million investment by SkyePharma, the holders of more than a majority of the outstanding shares of Common Stock of Astralis Pharmaceuticals, Ltd., a Colorado corporation and the Company's predecessor ("Astralis Pharmaceuticals"), voted to approve an Agreement and Plan of Merger between Astralis Pharmaceuticals and the Company, the purpose of which was to change the state of incorporation of the Company from Colorado to Delaware. As a result, on December 10, 2001 Astralis Pharmaceuticals merged with and into the Company, and the Company is the surviving corporation.

         On November 13, 2001, Hercules Development Group, Inc. ("Hercules") completed an exchange (the "Exchange") effected pursuant to a certain Contribution Agreement (the "Contribution Agreement") with Astralis, LLC ("Astralis, LLC"), a New Jersey limited liability company, whereby all the membership interests of Astralis, LLC (the "Membership Interests") were exchanged for an aggregate of twenty-eight million (28,000,000)shares of Common Stock and six million three hundred thousand (6,300,000) warrants to purchase such shares of Common Stock of Hercules, the Company's and Astralis Pharmaceutical's immediate predecessor. The Contribution Agreement was executed by and among Astralis, LLC, Hercules and the members of Astralis, LLC and was approved by Hercules' shareholders at a special meeting on November 1, 2001 (the "November Meeting") in New York, NY. As a result of the approval of the Exchange, Hercules' officers and directors resigned their positions, all but twenty thousand (20,000) of Hercules' principal shareholder's shares of common stock were cancelled and extinguished and Hercules changed its name to Astralis Pharmaceuticals, Ltd.


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         In connection with but prior to the consummation of the Exchange,
Hercules sold Units in a private placement comprised of shares of Common Stock and Warrants pursuant to which Hercules received gross proceeds of $3.2 million which the Company will use to finance the IND approval process and for general corporate purposes.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               ASTRALIS LTD

                               /s/ Mike Ajnsztajn
                               -----------------------------
                               By: Mike Ajnsztajn
                               President and Director




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                                  EXHIBIT INDEX

         2.1 Purchase Agreement by and between Astralis Ltd. and SkyePharma PLC, dated as of December 10, 2001.

         10.1 Stockholders Agreement dated as of December 10, 2001 by and among Astralis Ltd., SkyePharma PLC, the Parties listed in Annex A hereto and the Parties Who Execute Addendums.

         20.1 Joint Press Release of Astralis Ltd. and SkyePharma PLC, dated December 12, 2001.